PRESS RELEASE	EXHIBIT 99

Scripps reports fourth quarter results

For immediate release	(NYSE: SSP)
Jan. 30, 2007

CINCINNATI – The E. W. Scripps Company today reported fourth quarter operating results, including solid revenue and segment profit growth at its national lifestyle television networks, television station group and interactive media businesses, Shopzilla and uSwitch.

Fourth quarter income from continuing operations was $132 million, or 80 cents per share, compared with $98.8 million, or 60 cents per share, during the same period a year earlier.

Favorable tax adjustments in the fourth quarter of 2006 reduced the company’s effective tax rate and increased earnings by about 5 cents per share.

Consolidated revenue for Scripps during the fourth quarter 2006 grew 11 percent year-over-year to $683 million. On a pro forma basis, as if Scripps had owned uSwitch for the fourth quarter of 2005, operating revenue increased 9.4 percent. Scripps acquired U.K.-based uSwitch in March 2006.

Operating income was up 18 percent to $214 million during the three-month period.

Operating results from the company’s former television retailing subsidiary, Shop At Home, and former newspaper in Birmingham, Ala., have been reclassified as discontinued operations for all periods presented in the company’s financial statements.

The company sold the Shop At Home television network in June and announced in September that it had reached an agreement to sell its five Shop At Home-affiliated broadcast television stations. The company closed on the sale of three of the stations in December and will complete the sale of the remaining two by June 2007.

The company’s net income for the fourth quarter of 2006 was $134 million, or 81 cents a share, compared with a net loss of $603,000 during the fourth quarter of 2005. The net loss in 2005 was attributable to the write-down of goodwill at Shop At Home.

The improvement in the company’s consolidated fourth quarter results is primarily attributable to solid financial performance at the company’s Scripps Networks division, which includes HGTV, Food Network, DIY Network, Fine Living and Great American Country.

Total revenue for the Scripps Networks division increased 13 percent to $280 million. Advertising revenue at Scripps Networks was up 11 percent to $224 million.

Scripps Networks segment profit in the fourth quarter was up 19 percent year-over-year to $144 million. Segment profit excludes depreciation, amortization of intangible assets, interest, income taxes, investment results and certain other items that are included in net income.

At the Scripps Television Station Group, total revenue was up 25 percent to $112 million during the fourth quarter, primarily on the strength of political advertising revenue. Political advertising revenue during the fourth quarter was $28.9 million compared with $2.5 million in 2005.

The strong political advertising revenue drove broadcast television segment profit up 64 percent to $49.1 million.

At Scripps Interactive Media, which includes online comparison shopping services Shopzilla and uSwitch, segment profit for the fourth quarter was $28.3 million on revenue of $86.6 million. On a pro forma basis, as if the company had owned uSwitch during the fourth quarter 2005, Scripps Interactive Media revenue was up 21 percent.

Revenue at newspapers managed solely by Scripps was down 1.0 percent during the fourth quarter 2006 to $182 million, excluding newspapers that were contributed to a partnership in Colorado created during the first quarter of 2006. Advertising revenue at newspapers managed solely by Scripps was $148 million, about even with the fourth quarter 2005. Online newspaper advertising revenue was up 28 percent, year-over-year.

Newspaper division segment profit during the fourth quarter 2006 was $50.9 million compared with $55.4 million during the same period last year. Total segment profit for the Scripps newspaper division was negatively affected by slowing classified advertising, particularly in the automotive and recruitment categories, the continued investment in division-wide online initiatives and new products in the company’s Florida markets.

“Scripps ended 2006 on a high note with exceptionally strong financial performance at our Scripps Networks, Television Station Group and Interactive Media operating divisions,” said Kenneth W. Lowe, president and chief executive officer for Scripps. “On a consolidated basis, the company’s total revenue and net income were up strongly and earnings per share finished comfortably above the range we forecast in October.”

“Much of the company’s success during the quarter was attributable to the popularity of our national lifestyle television networks and the exciting new Internet businesses that we’re building around them,” Lowe said. “By just about every measure, Scripps Networks was hitting on all cylinders in the fourth quarter and the prospects are good for continued, double-digit growth in 2007.”

“The Scripps Television Station Group also contributed significantly to consolidated growth during the fourth quarter thanks to record political advertising. But political was just part of the story,” Lowe said. “Revenue from advertisers who never used TV before continued to grow, demonstrating once again the resourcefulness of our ad sales teams. All told our TV stations had a fantastic finish to a very solid year.”

“At Shopzilla and uSwitch, solid revenue and segment profit growth during the fourth quarter, and for the full year, affirms our belief that these specialized, online comparison shopping services will contribute to the long-term value of the company,” Lowe said. “We’re seeing plenty of evidence that Shopzilla is a popular destination for shoppers and uSwitch is delivering on its value proposition to U.K. consumers and service providers.”

“At Scripps newspapers, the fourth quarter slowed largely as a result of industry-wide softening of classified advertising. Despite the soft quarter, our newspapers finished the year with total advertising revenue up more than 3 percent, which will be near the top of the newspaper industry peer group.”

Here are fourth quarter results by segment:

Scripps Networks

Scripps Networks advertising revenue increased 11 percent to $224 million. Affiliate fee revenue was $48.1 million, up 15 percent.

Programming, marketing and other expenses increased 6.6 percent to $105 million. Employee costs were up 11 percent to $33.6 million.

Scripps Networks segment profit was $144 million, up 19 percent from $122 million in the prior-year period.

Operating revenue at HGTV was up 7.6 percent to $128 million. HGTV now reaches about 91 million domestic subscribers, compared with 89 million at the end of the fourth quarter 2005.

Food Network operating revenue increased 19 percent to $122 million. Food Network reaches about 91 million domestic subscribers, up from 88 million at the end of the fourth quarter 2005.

Revenue at DIY Network was $11.5 million, even with 2005. DIY can be seen in about 42 million households, up from about 35 million a year ago.

Fine Living revenue increased 24 percent to $9.2 million. Fine Living reaches about 42 million households vs. 29 million at this time a year ago.

Revenue at Great American Country was $5.6 million compared with $4.7 million a year earlier. Great American Country can be seen in about 46 million homes compared with 39 million a year ago.

Newspapers

Total newspaper revenue, excluding newspapers that were contributed to the Colorado partnership, declined 1.1 percent to $182 million. Advertising revenue at newspapers managed solely by Scripps was $148 million, about even with the prior year period.

Advertising revenue broken down by category was:

■	Local, down 2.1 percent to $43.9 million.

■	Classified, down 5.0 percent to $49.5 million.

■	National, down 5.2 percent to $10.5 million.

■	Preprint and other, including online, up 9.2 percent to $44.2 million.

Circulation revenue was $29.5 million, down 5.8 percent.

Newsprint expense declined 1.9 percent on a 3.1 percent decrease in newsprint prices.

Total newspaper segment profit was $50.9 million compared with $55.4 million in the prior-year period. Newspaper segment profit was held back by a combination of factors, including the declines in advertising and accelerated investment in newspaper Internet initiatives.

Broadcast Television

Broadcast television revenue increased 25 percent to $112 million.

Revenue broken down by category was:

■	Political, $28.9 million vs. $2.5 million in 2005.

■	Local, down 8.6 percent to $50.0 million.

■	National, down 2.6 percent to $28.9 million.

Broadcast television cash expenses were $62.5 million, up 5.4 percent from the prior year.

Broadcast television segment profit increased 64 percent to $49.1 million from $29.9 million in the prior year period.

Interactive Media

Interactive media revenue was $86.6 million for the fourth quarter compared with $63.2 million in the fourth quarter 2005.

On a pro forma basis, as if the company had owned uSwitch during the fourth quarter 2005, Scripps Interactive Media revenue was up 21 percent.

Interactive media segment profit, which includes Shopzilla and uSwitch, was $28.3 million in the fourth quarter 2006 compared with $20.3 million in the prior year.

Licensing and Other Media

Revenue was $23.9 million compared with $24.5 million in the prior-year period.

Segment profit was $2.7 million compared with $3.4 million in the fourth quarter 2005.

Full-year results

Income from continuing operations was $397 million, or $2.41 per share, compared with $339 million, or $2.05, per share, in 2005.

Following are full-year results by operating group:

■	Newspapers: Revenue at newspapers managed solely by Scripps increased 2.3 percent to $716 million, excluding newspapers that were contributed to the Colorado partnership. Advertising revenue at newspapers managed solely by Scripps increased 3.3 percent to $577 million. Total Newspaper segment profit, including newspapers in joint operating agreements, was down 12 percent to $196 million. Segment profit at newspapers managed solely by Scripps declined 7.4 percent to $189 million.

■	Scripps Networks: Total revenue increased 17 percent to $1.1 billion from $903 million the prior year. Segment profit increased 25 percent to $517 million. Advertising revenue grew 15 percent to $836 million. Affiliate fee revenue was up 17 percent to $195 million. Segment costs and expenses increased 9.7 percent to $548 million.

■	Broadcast television: Revenue was $364 million, up 14 percent from $318 million in the prior year. Segment profit was $121 million, up 37 percent from $88.0 million in the prior year. Political advertising revenue for the year was $44.3 million compared with $4.0 million in 2005. Segment costs and expenses were $243 million, up 5 percent over the prior year.

■	Scripps Interactive Media: Revenue was $271 million compared with $99.4 million in 2005. On a pro forma basis, as if Scripps had owned uSwitch and Shopzilla since January 2005, revenue was up 56 percent. Segment profit was $67.7 million compared with $28.0 million in the previous year.

■	Licensing and other media: Revenue was $94.6 million compared with $106 million in 2005. Segment profit was $12.7 million compared with $19.0 million in the previous year.

Guidance

Based on advance advertising sales, the company currently anticipates first quarter 2007 total revenue for Scripps Networks will be up 10 to 12 percent year over year. Total Scripps Networks expenses are expected to increase about 9 percent in the first quarter as the company continues to invest in building viewership across all five networks.

Total newspaper revenue is expected to be down 5 to 7 percent over the prior year in the first quarter, excluding newspapers that were contributed to the Colorado partnership, due primarily to weakness in classified advertising. Total newspaper expenses are expected to increase 1 to 3 percent. For the full year, the company now expects total newspaper revenue to be down slightly.

At the company’s broadcast television stations, total revenue is expected to be down 7 to 10 percent in the first quarter, reflecting the absence of Super Bowl and Olympics related advertising revenue that benefited the stations during the same period a year ago.

Scripps Interactive Media, which includes Shopzilla and uSwitch, is expected to generate segment profit of about $9 million in the first quarter.

Corporate expenses are expected to be about $19 million in the first quarter.

First quarter earnings per share from continuing operations are expected to be between 39 cents and 43 cents. Earnings per share from continuing operations during the first quarter of 2006 were 49 cents.

Other financial estimates for the full year follow:

■	Capital expenditures, $110 million to $125 million.

■	Depreciation and amortization, about $130 million.

■	Interest expense, about $37 million.

■	Minority interest, about $83 million.

■	Tax rate, about 33 percent.

Conference call

The senior management team at Scripps will discuss the company’s fourth quarter results during a telephone conference call at 10 a.m. EST today. Scripps will offer a live audio Web cast of the conference call. To access the Web cast, visit www.scripps.com, choose “Shareholders,” then follow the link in the “Upcoming Events” section.

To access the conference call by telephone, dial 1-888-428-4478 (U.S.) or 1-612-332-1213 (International), approximately 10 minutes before the start of the call. Callers will need the name of the call (fourth quarter earnings report) to be granted access. Callers also will be asked to provide their name and company affiliation. The media and general public are provided access to the conference call on a listen-only basis.

A replay line will be open from 1:30 p.m. EST Jan. 30 until 11:59 p.m. EST Feb. 6. The domestic number to access the replay is 1-800-475-6701 and the international number is 1-320-365-3844. The access code for both numbers is 859061.

A replay of the conference call will be archived and available online for an extended period of time following the call. To access the audio replay, visit www.scripps.com approximately four hours after the call, choose “Shareholders” then follow the “audio archives” link on the left navigation bar.

Forward-looking statements

This press release contains certain forward-looking statements related to the company’s businesses that are based on management’s current expectations. Forward-looking statements are subject to certain risks, trends and uncertainties, including changes in advertising demand and other economic conditions that could cause actual results to differ materially from the expectations expressed in forward-looking statements. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. The company’s written policy on forward-looking statements can be found on page F-5 of its 2005 SEC Form 10K.

We undertake no obligation to publicly update any forward-looking statements to reflect events or circumstances after the date the statement is made.

About Scripps

The E. W. Scripps Company (NYSE: SSP) is a diverse and growing media enterprise with interests in national cable networks, newspaper publishing, broadcast television stations, interactive media, and licensing and syndication.

The company’s portfolio of media properties includes: Scripps Networks, with such brands as HGTV, Food Network, DIY Network, Fine Living and Great American Country; daily and community newspapers in 18 markets and the Washington-based Scripps Media Center, home to the Scripps Howard News Service; 10 broadcast TV stations, including six ABC-affiliated stations, three NBC affiliates and one independent; Scripps Interactive Media, including leading online search and comparison shopping services, Shopzilla and uSwitch; and United Media, a leading worldwide licensing and syndication company that is the home of PEANUTS, DILBERT and approximately 150 other features and comics.

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Contact: Tim Stautberg, The E. W. Scripps Company, 513-977-3826

Email: Stautberg@scripps.com

THE E. W. SCRIPPS COMPANY

RESULTS OF OPERATIONS

(in thousands, except per share data)	Three months ended Dec. 31,			Twelve months ended Dec. 31,
	2006	2005	Fav(Unf)	2006	2005	Fav(Unf)
Operating revenues	$682,985	$615,928	10.9%	$2,498,077	$2,154,634	15.9%
Costs and expenses	(439,258)	(407,947)	(7.7)%	(1,701,059)	(1,487,730)	(14.3)%
Depreciation and amortization of intangibles	(29,190)	(25,596)	(14.0)%	(115,099)	(82,378)	(39.7)%
Gain on formation of Colorado newspaper partnership				3,535
Gains (losses) on disposal of PP&E	(691)	(537)	(28.7)%	(1,124)	(602)	(86.7)%
Hurricane recoveries (losses), net		(909)		1,900	983	93.3%

Operating income	213,846	180,939	18.2%	686,230	584,907	17.3%
Interest expense	(12,994)	(11,724)	(10.8)%	(55,965)	(38,791)	(44.3)%
Equity in earnings of JOAs and other joint ventures	15,273	12,470	22.5%	55,196	61,926	(10.9)%
Miscellaneous, net	(521)	1,066		4,743	5,756	(17.6)%

Income from continuing operations before income taxes and minority interests	215,604	182,751	18.0%	690,204	613,798	12.4%
Provision for income taxes	59,332	65,847	9.9%	219,261	216,815	(1.1)%

Income from continuing operations before minority interests	156,272	116,904	33.7%	470,943	396,983	18.6%
Minority interests	23,885	18,113	(31.9)%	73,766	58,467	(26.2)%

Income from continuing operations	132,387	98,791	34.0%	397,177	338,516	17.3%
Income (loss) from discontinued operations, net of tax	1,561	(99,394)		(43,957)	(89,363)	50.8%

Net income (loss)	$133,948	$(603)		$353,220	$249,153	41.8%

Net income (loss) per diluted share of common stock:
Income from continuing operations	$.80	$.60	33.3%	$2.41	$2.05	17.7%
Income (loss) from discontinued operations	.01	(.60)		(.27)	(.54)	50.0%

Net income (loss) per diluted share of common stock	$.81	$(.00)		$2.14	$1.51	41.7%

Weighted average diluted shares outstanding	164,924	165,227		164,849	165,435

Net income per share amounts may not foot since each is calculated independently.

See notes to results of operations.

Notes to Results of Operations

1. DISCONTINUED OPERATIONS

On June 21, 2006, we reached agreement to sell the operations of the Shop At Home television network and certain of its assets to Jewelry Television for consideration of $17 million. Under the terms of the agreement, Jewelry Television also assumed a number of Shop At Home’s television affiliation agreements. In the third quarter of 2006, we reached agreement to sell the five Shop At Home-affiliated broadcast television stations for cash consideration of $170 million. On December 22, 2006, we closed the sale for the three stations located in San Francisco, CA, Canton, OH and Wilson, NC. The sale of the two remaining stations located in Lawrence, MA, and Bridgeport, CT is expected to occur by the second quarter of 2007.

In the third quarter of 2005, we reached an agreement with Advance Publications, Inc., the publisher of the Birmingham News (“News”), to terminate the Birmingham joint operating agreement between the News and our Birmingham Post-Herald newspaper. During the third quarter of 2005, we also ceased publication of our Birmingham Post-Herald newspaper and sold certain assets to the News.

In accordance with the provisions of Financial Accounting Standard No. (“FAS”) 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, the results of businesses held for sale or that have ceased operations are presented as discontinued operations within our results of operations. Accordingly, these businesses have also been excluded from segment results for all periods presented.

Operating results of our discontinued operations were as follows:

(in thousands)	Three months ended Dec. 31,			Twelve months ended Dec. 31,
	2006	2005	Fav(Unf)	2006	2005	Fav(Unf)
Operating revenues:
Shop At Home	$1,599	$90,874	(98.2)%	$168,183	$359,256	(53.2)%
Birmingham-Post Herald		4			31

Total operating revenues	$1,599	$90,878	(98.2)%	$168,183	$359,287	(53.2)%

Equity in earnings of JOA, including termination fee					$45,423

Income (loss) from discontinued operations:
Shop At Home:
Income (loss) from operations	$1,236	$(116,739)		$(57,376)	$(141,427)	59.4%
Gain (loss) on divestitures	1,623			(10,431)

Total Shop At Home	2,859	(116,739)		(67,807)	(141,427)	52.1%
Birmingham-Post Herald		(73)		(2)	42,726

Income (loss) from discontinued operations, before tax	2,859	(116,812)		(67,809)	(98,701)	31.3%
Income taxes (benefit)	1,298	(17,418)		(23,852)	(9,338)

Income (loss) from discontinued operations	$1,561	$(99,394)		$(43,957)	$(89,363)	50.8%

In connection with reaching agreement on the sale of the five Shop At Home-affiliated broadcast television stations, we recognized an impairment charge on our FCC intangible assets totaling $7.5 million in the third quarter of 2006. Shop At Home’s loss from operations in the 2006 year-to-date period also includes $16.2 million in costs associated with the termination of long-term agreements and employee termination benefits, and a $6.4 million non-cash charge to write-down assets on the Shop At Home television network.

The loss on divestiture in 2006 includes $12.1 million of losses on the sale of property and other assets to Jewelry Television. These losses were partially offset by a $1.6 million gain recognized in the fourth quarter of 2006 related to the sale of three of the Shop At Home-affiliated television stations.

Operating results of our discontinued operations in 2005 includes a non-cash charge of $103.1 million to write-down Shop At Home’s goodwill and certain intangible assets. We also received cash consideration of approximately $40.8 million in 2005 as a result of the transactions to terminate the Birmingham joint operating agreement and sell certain assets of the Birmingham-Post Herald newspaper.

2. STOCK-BASED COMPENSATION COSTS AND OTHER CHARGES AND CREDITS

Net income was affected by the following:

Stock-based compensation costs

Beginning on January 1, 2006, we adopted the requirements of FAS 123R, “Share-Based Payments”, and began recording compensation expense on stock options granted to employees. Stock option expense, including the costs of immediately expensed options granted to retiree eligible employees, increased our costs and expenses $3.9 million in the fourth quarter of 2006 and $20.9 million for the year-to-date period of 2006. Net income was reduced by $2.4 million, $.02 per share in the fourth quarter of 2006. Year-to-date net income was reduced by $13.1 million, $.08 per share.

Gain on formation of Colorado newspaper partnership

In February of 2006, we completed the formation of a newspaper partnership with MediaNews Group, Inc. (“MediaNews”) that will operate certain of both companies’ newspapers in Colorado. We contributed the assets of our Boulder Daily Camera, Colorado Daily and Bloomfield Enterprise newspapers for a 50% interest in the partnership. MediaNews contributed the assets of publications they operate in Colorado. In addition, MediaNews also paid us cash consideration of $20.4 million. We recognized a pre-tax gain of $3.5 million in the first quarter of 2006 upon completion of the transaction. Net income was increased by $2.1 million, $.01 per share.

Denver newspaper production facilities

In the third quarter of 2005, the management committee of the Denver Newspaper Agency (“DNA”) approved plans to consolidate DNA’s newspaper production facilities. As a result, assets used in certain of the existing facilities will be retired earlier than previously estimated. The reduction in these assets’ estimated useful lives increased DNA’s depreciation expense in 2006 and 2005. The increased depreciation resulted in a $3.0 million decrease in our equity in earnings from joint operating agreements (“JOAs”) in the fourth quarter of 2006 and $11.3 million in the fourth quarter of 2005. Fourth quarter net income was decreased by $1.8 million, $.01 per share in 2006 and $7.0 million, $.04 per share in 2005.

Year-to-date equity in earnings from JOAs was decreased $12.2 million in 2006 and $20.4 million in 2005. Year-to-date net income was decreased by $7.6 million, $.05 per share in 2006 and $12.6 million, $.08 per share in 2005. The increased depreciation is expected to decrease equity in earnings from JOAs approximately $4.0 million in 2007.

Hurricanes

Certain of our Florida operations sustained hurricane damages in 2004 and 2005. Throughout the course of 2005 and 2006, we reached agreements with insurance providers and other responsible third parties on certain of our property and business interruption claims and recorded insurance recoveries of $1.9 million in 2006 and $2.2 million in 2005. The insurance recoveries recorded in 2005 were partially offset by additional estimated losses of $1.2 million.

3. INCOME TAXES

Information regarding our effective income tax rate from continuing operations for the full year of 2006 and 2005 is as follows:

	Twelve months ended Dec. 31,
	2006	2005
Statutory rate	35.0%	35.0%
Effect of:
State and local income taxes, net of federal income tax benefit	2.1	3.5
Income of pass-through entities allocated to non-controlling interests	(3.7)	(3.1)
Adjustment of state net operating loss carryforward valuation allowance	(0.6)
Section 199 - Production Activities Deduction	(0.8)	(0.4)
Miscellaneous	(0.2)	0.3

Effective income tax rate	31.8%	35.3%

During 2006, we modified our filing positions in certain tax jurisdictions in which we operate. These changes were the primary contributor to the year-over-year decrease in our state and local income taxes.

In the fourth quarter of 2006, we reduced our valuation allowances related to operating loss carryforwards, which decreased the tax provision by $8.8 million and increased net income $.05 per share.

4. SEGMENT INFORMATION

Our reportable segments are strategic businesses that offer different products and services. Scripps Networks includes national television networks, Newspapers includes daily and community newspapers, Broadcast television includes nine network affiliated stations and one independent station, Interactive media includes our online search and comparison shopping services, and Licensing and other media primarily includes syndication and licensing of news features and comics.

Our chief operating decision maker (as defined by FAS 131, “Segment Reporting”) evaluates the operating performance of our business segments using a measure we call segment profits. Segment profits excludes interest, income taxes, depreciation and amortization, divested operating units, restructuring activities, investment results and certain other items that are included in net income determined in accordance with accounting principles generally accepted in the United States of America.

Items excluded from segment profits generally result from decisions made in prior periods or from decisions made by corporate executives rather than the managers of the business segments. Depreciation and amortization charges are the result of decisions made in prior periods regarding the allocation of resources and are therefore excluded from the measure. Financing, tax structure and divestiture decisions are generally made by corporate executives. Excluding these items from our business segment performance measure enables us to evaluate business segment operating performance for the current period based upon current economic conditions and decisions made by the managers of those business segments in the current period.

We account for our share of the earnings of JOAs and newspaper partnerships using the equity method of accounting. Our equity in earnings of JOAs and newspaper partnerships is included in “Equity in earnings of JOAs and other joint ventures” in our Results of Operations. Newspaper segment profits include equity in earnings of JOAs and newspaper partnerships. Scripps Networks segment profits include equity in earnings of FOX Sports Net South and joint ventures with foreign entities.

Information regarding the operating performance of our business segments determined in accordance with FAS 131 and reconciliation to our Results of Operations is as follows:

(in thousands)	Three months ended Dec. 31,			Twelve months ended Dec. 31,
	2006	2005	Fav(Unf)	2006	2005	Fav(Unf)
Segment operating revenues:
Scripps Networks	$279,703	$246,922	13.3%	$1,052,403	$903,014	16.5%

Newspapers:
Newspapers managed solely by us	182,098	183,972	(1.0)%	716,086	699,981	2.3%
JOAs and newspaper partnerships	61	207	(70.5)%	208	538	(61.3)%

Total	182,159	184,179	(1.1)%	716,294	700,519	2.3%
Boulder prior to formation of Colorado newspaper partnership		7,676		2,189	28,392	(92.3)%

Total newspapers	182,159	191,855	(5.1)%	718,483	728,911	(1.4)%
Broadcast television	111,631	89,408	24.9%	363,506	317,659	14.4%
Interactive media	86,594	63,190	37.0%	271,066	99,447
Licensing and other media	23,861	24,465	(2.5)%	94,639	105,692	(10.5)%
Corporate	581	170		1,297	332
Intersegment eliminations	(1,544)	(82)		(3,317)	(421)

Total operating revenues	$682,985	$615,928	10.9%	$2,498,077	$2,154,634	15.9%

Segment profit (loss):
Scripps Networks	$144,363	$121,750	18.6%	$517,425	$414,095	25.0%

Newspapers:
Newspapers managed solely by us	47,388	54,650	(13.3)%	189,223	204,448	(7.4)%
JOAs and newspaper partnerships	3,526	(155)		6,510	14,519	(55.2)%

Total	50,914	54,495	(6.6)%	195,733	218,967	(10.6)%
Boulder prior to formation of Colorado newspaper partnership		937		(125)	3,736

Total newspapers	50,914	55,432	(8.2)%	195,608	222,703	(12.2)%
Broadcast television	49,108	29,887	64.3%	120,706	87,954	37.2%
Interactive media	28,343	20,313	39.5%	67,684	27,980
Licensing and other media	2,655	3,389	(21.7)%	12,682	18,998	(33.2)%
Corporate	(16,391)	(11,229)	(46.0)%	(59,698)	(41,917)	(42.4)%
Intersegment eliminations	8			(293)

Depreciation and amortization of intangibles	(29,190)	(25,596)	(14.0)%	(115,099)	(82,378)	(39.7)%
Gain on formation of Colorado newspaper partnership				3,535
Gains (losses) on disposal of PP&E	(691)	(537)	(28.7)%	(1,124)	(602)	(86.7)%
Interest expense	(12,994)	(11,724)	(10.8)%	(55,965)	(38,791)	(44.3)%
Miscellaneous, net	(521)	1,066		4,743	5,756	(17.6)%

Income from continuing operations before income taxes and minority interests	$215,604	$182,751	18.0%	$690,204	$613,798	12.4%

Certain items required to reconcile segment profitability to consolidated results of operations determined in accordance with accounting principles generally accepted in the United States of America are attributed to particular business segments. Significant reconciling items attributable to each business segment are as follows:

(in thousands)	Three months ended Dec. 31,			Twelve months ended Dec. 31,
	2006	2005	Fav(Unf)	2006	2005	Fav(Unf)
Depreciation:
Scripps Networks	$4,221	$3,533	(19.5)%	$16,688	$14,102	(18.3)%

Newspapers:
Newspapers managed solely by us	5,095	5,053	(0.8)%	21,251	20,021	(6.1)%
JOAs and newspaper partnerships	378	309	(22.3)%	1,299	1,228	(5.8)%

Total	5,473	5,362	(2.1)%	22,550	21,249	(6.1)%
Boulder prior to formation of Colorado newspaper partnership		327		111	1,258	91.2%

Total newspapers	5,473	5,689	3.8%	22,661	22,507	(0.7)%
Broadcast television	4,288	4,884	12.2%	17,701	18,729	5.5%
Interactive media	3,297	2,259	(45.9)%	11,221	4,305
Licensing and other media	117	371	68.5%	559	1,035	46.0%
Corporate	958	549	(74.5)%	1,988	2,200	9.6%

Total depreciation	$18,354	$17,285	(6.2)%	$70,818	$62,878	(12.6)%

Amortization of intangibles:
Scripps Networks	$824	$786	(4.8)%	$3,305	$3,268	(1.1)%

Newspapers:
Newspapers managed solely by us	443	80		1,446	318
JOAs and newspaper partnerships		67			267

Total	443	147		1,446	585
Boulder prior to formation of Colorado newspaper partnership		64		21	124	83.1%

Total newspapers	443	211		1,467	709
Broadcast television	285	297	4.0%	1,129	1,177	4.1%
Interactive media	9,284	7,017	(32.3)%	38,380	14,346

Total amortization of intangibles	$10,836	$8,311	(30.4)%	$44,281	$19,500

Gains (losses) on disposal of PP&E:
Scripps Networks	$(435)	$(9)		$(539)	$(34)

Newspapers:
Newspapers managed solely by us	(131)	(33)		(327)	(255)	(28.2)%
JOAs and newspaper partnerships	23			32

Total newspapers	(108)	(33)		(295)	(255)	(15.7)%
Broadcast television	(101)	(493)	79.5%	(243)	(293)	17.1%
Licensing and other media	(3)	(2)	(50.0)%	(3)	(2)	(50.0)%
Corporate	(44)			(44)	(18)

Gains (losses) on disposal of PP&E	$(691)	$(537)	(28.7)%	$(1,124)	$(602)	(86.7)%

Gain on formation of Colorado newspaper partnership				$3,535

5. JOINT OPERATING AGREEMENTS AND NEWSPAPER PARTNERSHIPS

Three of our newspapers are operated pursuant to the terms of JOAs. The Newspaper Preservation Act of 1970 provides a limited exemption from anti-trust laws, permitting competing newspapers in a market to combine their sales, production and business operations in order to reduce aggregate expenses and take advantage of economies of scale, thereby allowing the continuing operation of both newspapers in that market. Each newspaper in a JOA maintains a separate and independent editorial operation.

In February of 2006, we formed a newspaper partnership with MediaNews Group, Inc. (“MediaNews”) that will operate certain of both companies’ newspapers in Colorado, including their editorial operations. We have a 50% interest in the partnership.

Our share of the operating profit (loss) of JOAs and newspaper partnerships are reported as “Equity in earnings of JOAs and other joint ventures” in our Results of Operations.

Financial information related to our JOAs and newspaper partnerships is as follows:

(in thousands)	Three months ended Dec. 31,			Twelve months ended Dec. 31,
	2006	2005	Fav(Unf)	2006	2005	Fav(Unf)
Equity in earnings of JOAs and newspaper partnerships:
Denver	$3,043	$(201)		$8,982	$15,854	(43.3)%
Cincinnati	6,365	6,394	(0.5)%	20,751	23,532	(11.8)%
Albuquerque	2,697	2,739	(1.5)%	10,655	11,215	(5.0)%
Colorado	150			1,107
Other newspaper partnerships and joint ventures	192	(4)		323	205	57.6%

Total equity in earnings of JOAs	12,447	8,928	39.4%	41,818	50,806	(17.7)%
Operating revenues of JOAs and newspaper partnerships	61	207	(70.5)%	208	538	(61.3)%

Total	$12,508	$9,135	36.9%	$42,026	$51,344	(18.1)%

Additional depreciation incurred by the Denver Newspaper Agency reduced equity in earnings of JOAs by $3.0 million in the fourth quarter of 2006 and $11.3 million in the fourth quarter of 2005. Year-to-date equity in earnings of JOAs was reduced by $12.2 million in 2006 and $20.4 million in 2005. (See Note 2).

Gannett Newspapers has notified us of its intent to terminate the Cincinnati JOA upon its expiration in December 2007.

6. SCRIPPS NETWORKS

Scripps Networks includes five national television networks and their affiliated Websites, Home & Garden Television (“HGTV”), Food Network, DIY Network (“DIY”), Fine Living and Great American Country (“GAC”); and our 12% interest in FOX Sports Net South, a regional television network. Our networks also operate internationally through licensing agreements and joint ventures with foreign entities.

Revenue information for Scripps Networks is as follows:

(in thousands)	Three months ended Dec. 31,			Twelve months ended Dec. 31,
	2006	2005	Fav(Unf)	2006	2005	Fav(Unf)
Operating revenues:
HGTV	$128,420	$119,356	7.6%	$510,975	$453,171	12.8%
Food Network	122,344	102,484	19.4%	427,355	357,043	19.7%
DIY	11,537	11,510	0.2%	49,075	44,577	10.1%
Fine Living	9,248	7,455	24.1%	36,963	26,934	37.2%
Great American Country	5,646	4,694	20.3%	20,269	15,502	30.8%

THE E.W. SCRIPPS COMPANY	For more information:
Unaudited Revenue and Statistical Summary	Tim Stautberg
Period: December	The E.W. Scripps Company
Report date: January 30, 2007	513-977-3826

REVENUE AND STATISTICAL SUMMARY FOR SELECTED OPERATING SEGMENTS

( amounts in millions, unless otherwise noted )	December			Year-to-date
	2006	2005	%	2006	2005	%
SCRIPPS NETWORKS
Operating Revenues
Advertising	$71.7	$65.2	10.0%	$835.8	$726.6	15.0%
Affiliate fees, net	16.3	13.8	18.6%	194.7	167.0	16.6%
Other	3.8	1.4		21.9	9.4

Scripps Networks	$91.9	$80.4	14.3%	$1,052.4	$903.0	16.5%

Subscribers (1)
HGTV				91.2	88.9	2.6%
Food Network				91.1	88.0	3.5%
Great American Country				46.2	39.4	17.3%

NEWSPAPERS (2, 3)
Operating Revenues
Local	$15.0	$15.9	(5.1)%	$160.7	$160.2	0.3%
Classified	15.3	16.1	(5.1)%	225.0	218.3	3.1%
National	3.8	3.7	2.9%	38.1	41.8	(8.9)%
Preprints, online and other	15.1	13.1	15.3%	153.2	138.4	10.7%

Newspaper advertising	49.2	48.8	1.0%	577.0	558.7	3.3%
Circulation	9.7	10.3	(5.3)%	122.7	125.5	(2.2)%
Other	1.6	1.3	26.6%	16.3	15.7	3.7%

Newspapers managed solely by us	$60.6	$60.3	0.5%	$716.1	$700.0	2.3%

Ad inches (excluding JOAs) (in thousands)
Local	489	534	(8.4)%	5,313	5,479	(3.0)%
Classified	751	706	6.3%	9,472	8,801	7.6%
National	83	93	(11.2)%	960	1,115	(13.9)%

Full run ROP	1,323	1,334	(0.8)%	15,745	15,396	2.3%

BROADCAST TELEVISION
Operating Revenues
Local	$15.9	$16.8	(5.2)%	$202.2	$197.4	2.5%
National	9.5	9.7	(2.4)%	104.4	103.4	0.9%
Political	0.1	0.1		44.3	4.0
Other	1.6	0.9	83.9%	12.6	12.9	(1.6)%

Broadcast Television	$27.0	$27.4	(1.5)%	$363.5	$317.7	14.4%

(1)	Subscriber counts are according to the Nielsen Homevideo Index of homes that receive cable networks.
(2)	On February 1, 2006, we contributed the Boulder Daily Camera, the Colorado Daily and the twice-weekly Broomfield Enterprise in exchange for a 50% interest in a partnership we jointly operate with MediaNews Group Inc. To enhance comparability the reported revenues do not include operating revenues of these newspapers prior to the formation of the partnership. Our 50% share of the operating profit (loss) of the partnership is reported as “Equity in earnings of JOAs and other joint ventures” in our financial statements.
(3)	December 2006 had 5 Sundays, versus 4 Sundays in 2005.

THE E.W. SCRIPPS COMPANY	For more information:
Unaudited Revenue and Statistical Summary	Tim Stautberg
Period: December	The E.W. Scripps Company
Report date: January 30, 2007	513-977-3826

REVENUE AND STATISTICAL SUMMARY FOR SELECTED OPERATING SEGMENTS

( amounts in millions, unless otherwise noted )	Fourth Quarter
	2006	2005	%
SCRIPPS NETWORKS
Operating Revenues
Advertising	$224.0	$202.0	10.9%
Affiliate fees, net	48.1	41.8	15.1%
Other	7.6	3.1

Scripps Networks	$279.7	$246.9	13.3%

Subscribers (1)
HGTV	91.2	88.9	2.6%
Food Network	91.1	88.0	3.5%
Great American Country	46.2	39.4	17.3%

NEWSPAPERS (2, 3)
Operating Revenues
Local	$43.9	$44.8	(2.1)%
Classified	49.5	52.1	(5.0)%
National	10.5	11.1	(5.2)%
Preprints, online and other	44.2	40.5	9.2%

Newspaper advertising	148.1	148.5	(0.2)%
Circulation	29.5	31.3	(5.8)%
Other	4.5	4.2	7.2%

Newspapers managed solely by us	$182.1	$184.0	(1.0)%

Ad inches (excluding JOAs) (in thousands)
Local	1,405	1,486	(5.5)%
Classified	2,238	2,166	3.3%
National	242	285	(15.2)%

Full run ROP	3,885	3,938	(1.4)%

BROADCAST TELEVISION
Operating Revenues
Local	$50.0	$54.7	(8.6)%
National	28.9	29.6	(2.6)%
Political	28.9	2.5
Other	3.9	2.5	51.7%

Broadcast Television	$111.6	$89.4	24.9%

(1)	Subscriber counts are according to the Nielsen Homevideo Index of homes that receive cable networks.
(2)	On February 1, 2006, we contributed the Boulder Daily Camera, the Colorado Daily and the twice-weekly Broomfield Enterprise in exchange for a 50% interest in a partnership we jointly operate with MediaNews Group Inc. To enhance comparability the reported revenues do not include operating revenues of these newspapers prior to the formation of the partnership. Our 50% share of the operating profit (loss) of the partnership is reported as “Equity in earnings of JOAs and other joint ventures” in our financial statements.
(3)	Fourth quarter 2006 had 14 Sundays, versus 13 Sundays in 2005.